Exhibit 99.1

Investor Relations Contact:

John Mills

ICR, Inc.

310-954-1105

John.Mills@icrinc.com

eDiets.com® Announces Results for Q3 2011

FORT LAUDERDALE, FL, November 14, 2011 – eDiets.com, Inc. (NASDAQ: DIET), a leading provider of convenient at-home diet, fitness and healthy lifestyle solutions, today announced results for the third quarter ended September 30, 2011.

Revenues for the third quarter of 2011 were $4.5 million, a decrease of approximately 25% from $6.0 million in the third quarter of 2010. The net loss for the third quarter of 2011 was $(1.5) million, or $(0.11) per diluted share on approximately 13.3 million shares outstanding, compared to a net loss of $(3.6) million, or $(0.32) per diluted share on approximately 11.5 million shares outstanding, in the third quarter of 2010.

Adjusted EBITDA*, defined as net profit/loss before interest, taxes, depreciation, amortization, impairment, stock-based compensation, debt recovery or expense, and non-cash severance charges for the quarter ended September 30, 2011 was $(1.1) million, compared to $(2.7) million in the third quarter of 2010.

For the nine months ended September 30, 2011, the Company recorded revenues of $17.4 million compared to $16.5 million for the same period last year. The net loss was $(2.7) million, or $(0.22) per share for the first nine months of 2011, compared to $(42.0) million, or $(4.94) per share, for the first nine months of 2010. Results for the first nine months of 2010 include a non-cash, impairment charge of $6.9 million, or $0.81 per diluted share, and a non-cash charge of $24.0 million, or $2.82 per diluted share, for the write-off of total debt discounts and additional interest expense as a result of the reduction in conversion prices associated with the conversion of the Company’s senior secured notes into common stock. Adjusted EBITDA for the first nine months of 2011 totaled $(1.0) million compared to $(6.3) million in the comparable prior year period.

Third Quarter and Recent Operating Highlights:

•	Signed two-year licensing renewal agreement with NBC Universal and Reveille LLC for Biggest Loser Meal Delivery Plan

•	Appointed Robert Smedley as Senior Vice President of Sales and Member Services

•	Improved meal delivery customer retention for active customers to 11.8 weeks, up from approximately 8 weeks in the third quarter of 2010

•	Expanded the adjusted meal delivery gross margin* (excluding depreciation) to 42% from 41% in the third quarter of 2010

•	Meal delivery advertising efficiency, defined as the ratio of meal delivery ad spend divided by meal delivery revenue, improved to 38% from 54% in the third quarter of 2010

“During the third quarter, we continued to maintain a conservative approach toward spending on customer acquisition,” said Kevin McGrath, President and Chief Executive Officer of eDiets.com. “While this decrease in advertising expense resulted in fewer new customers and lower revenues than the prior year, our higher operating efficiencies enabled us to significantly improve our EBITDA loss from the third quarter of 2010. In this regard, sales conversion improved significantly during the third quarter. We remain focused on driving sales through new marketing initiatives and we continue to test and refine our advertising in advance of the 2012 diet season. In October, we introduced a home page redesign, which has shown encouraging initial results in further increasing our overall conversion to sales. In addition, we renewed our partnership with NBC Universal and Reveille LLC for The Biggest Loser Meal Plan and we are scheduled to be integrated into the reality show in November 2011 and January 2012.”

Mr. McGrath continued, “For the fourth quarter, we are anticipating a decrease in revenue and EBITDA from the same period last year due to the carryover effect of the lower third quarter customer base, higher call center expense, and weak demand during the holiday season. However, given the ongoing improvements in our call center, we are confident that we can continue to improve our advertising efficiency and conversion to sales. We look forward to continuing our progress with these metrics in 2012.”

This press release introduces advertising efficiency, which the Company believes is a useful metric for assessing operating performance. Advertising efficiency is the amount spent on media during a period, including amounts spent on television, online and print media spending, divided by net revenue received during the same period.

Conference Call

The Company will host a conference call to discuss the third quarter 2011 results at 5:00 p.m. Eastern Time on Monday, November 14, 2011. Participants may access the call by dialing 877-299-4454 (domestic) or 617-597-5447 (international), passcode 38668545. In addition, the call will be webcast via the Investor Relations section of the Company’s web site at http://www.eDiets.com, where it will also be archived. A telephone replay will be available through Monday, November 21, 2011. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international), passcode 17540455.

About eDiets

eDiets.com, Inc. is a leading provider of personalized nutrition, fitness and weight-loss programs. eDiets features its award-winning, fresh-prepared diet meal delivery service as one of the more than 20 popular diet plans sold directly to members on its flagship site, www.eDiets.com. The Company also provides a broad range of customized wellness and weight management solutions for Fortune 500 clients. eDiets.com’s unique infrastructure offers businesses, as well as individuals, an end-to-end solution strategically tailored to meet its customers’ specific goals of achieving a healthy lifestyle. For more information, please call 310-954-1105 or visit www.eDiets.com.

Forward-Looking Statements

In accordance with the Private Securities Litigation Reform Act of 1995, we caution you that, whether or not expressly stated, certain statements made in this news release that reflect management’s expectations regarding future events and economic performance are forward-looking in nature and, accordingly, are subject to risks and uncertainties. This news release contains forward-looking statements about the Company including (i) expectations regarding the development of an integrated television, print and online media campaign in advance of the 2012 diet season; (ii) expectations regarding the results of our redesigned home page, (iii) expectations regarding the impact of changes to our call center on advertising efficiency; and (iv) expectations regarding our adjusted EBITDA in the fourth quarter of 2011. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K filed with the Commission on March 31, 2011. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company’s expectations regarding all of these statements such risk factors include, but are not limited to: (1) our ability to raise additional capital; (2) our ability to maintain compliance with applicable regulatory requirements; (3) our ability to maintain our listing of our common stock under The Nasdaq Capital Market; (4) our ability to attract and retain customers in a profitable manner through advertising, and our ability to secure advertising commitments; (5) our ability to accurately assess market demand for our products; (6) our ability to improve our meal delivery margin and its effect on total gross margins; (7) our ability to sufficiently increase our revenues and maintain expenses and cash capital expenditures at appropriate levels; and (8) the state of the credit markets and capital markets, including the level of volatility, illiquidity and interest rates.

*	Use of Non-GAAP Financial Measures

In its earnings releases, conference calls, slide presentations or webcasts, the Company may use or discuss adjusted EBITDA and adjusted Meal Delivery gross margin, which are non-GAAP financial measures as defined by SEC Regulation G. Management regularly reviews adjusted EBITDA as an analytical indicator of the Company’s financial performance and believes that it is useful to investors in evaluating operating performance. In addition, the Company uses adjusted EBITDA as a measure of performance for its business segments and for incentive compensation purposes. The Company does not intend for adjusted EBITDA to be considered in isolation or as a substitute for any GAAP measure. The Company believes that Adjusted Meal Delivery Gross Margin and Meal Delivery Advertising Efficiency are useful measures of the performance of our meal delivery business. Adjusted EBITDA, Adjusted Meal Delivery Gross Margin and Meal Delivery Advertising Efficiency, as presented, may not be comparable to similarly titled measures of other companies.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

(in thousands)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2011	2010	2011	2010
Net loss	$(1,503)	$(3,647)	$(2,737)	$(42,008)
Interest expense (income), includes capital lease int. exp.	1	1	2	2
Interest expense on related party notes	12	—	37	1,438
Amortization of related party notes	—	—	—	1,291
Interest expense incurred with debt conversion	—	—	—	23,961
Loss on extinguishment of related party debt	—	213	—	213
Income tax provision (benefit)	—	(1)	(4)	(1)
Depreciation	97	413	513	1,136
Amortization of intangibles	4	4	11	27
Impairment of goodwill and intangible assets	—	—	—	6,865
Stock-based compensation	260	293	1,136	765
Bad debt expense (recovery)	(3)	(8)	(10)	(15)
Non-cash severance charges	—	—	67	—

Adjusted EBITDA	$(1,132)	$(2,732)	$(985)	$(6,326)

Adjusted Meal Delivery Gross Margin

(Unaudited)

(in thousands)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2011	2010	2011	2010
Revenue - meal delivery	$3,542	$4,313	$13,843	$10,836
Cost of revenues - meal delivery	2,082	2,767	7,972	7,123
Less: cost of revenue adjustments for meal delivery
Depreciation	(36)	(216)	(254)	(618)
Revenue sharing	—	(1)	(1)	(10)

Cost of revenues - adjusted	2,046	2,550	7,717	6,495

Adjusted meal delivery gross profit	$1,496	$1,763	$6,126	$4,341

Adjusted meal delivery gross margin percentage	42.2%	40.9%	44.3%	40.1%

Meal Delivery Advertising Efficiency

(Unaudited)

(in thousands)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2011	2010	2011	2010
Advertising Spend - meal delivery	$1,349	$2,306	$4,004	$5,730
Revenue - meal delivery	$3,542	$4,313	$13,843	$10,836

Advertising Efficiency - meal delivery	38.1%	53.5%	28.9%	52.9%

eDiets.com, Inc.

Summary of Consolidated Financial Information

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Revenues:
Digital plans	$595	$912	$2,037	$2,970
Meal delivery	3,542	4,313	13,843	10,836
Business-to-business	223	597	934	1,987
Other	180	191	605	674

Total revenues	4,540	6,013	17,419	16,467

Cost and expenses:
Cost of revenue
Digital plans	53	115	203	421
Meal delivery	2,082	2,767	7,972	7,123
Business-to-business	12	36	79	95
Other	11	47	86	142

Total cost of revenue	2,158	2,965	8,340	7,781
Technology and development	247	706	857	2,410
Sales, marketing and support	2,633	4,546	7,858	10,852
General and administrative	988	1,227	3,055	3,636
Amortization of Intangibles	4	3	11	27
Impairment of goodwill and intangible assets	—	—	—	6,865

Total cost and expenses	6,030	9,447	20,121	31,571

Loss from operations	(1,490)	(3,434)	(2,702)	(15,104)
Interest income	—	—	—	2
Interest expense	(13)	(1)	(39)	(2,733)
Interest expense incurred with debt conversion	—	—	—	(23,961)
Loss on extinguishment of related party debt	—	(213)		(213)

Loss before income tax provision	(1,503)	(3,648)	(2,741)	(42,009)
Income tax benefit (provision)	—	1	4	1

Net loss	$(1,503)	$(3,647)	$(2,737)	$(42,008)

Loss per common share:
Basic and diluted	$(0.11)	$(0.32)	$(0.22)	$(4.94)

Weighted average common and common equivalent shares outstanding:
Basic and diluted	13,272	11,484	12,655	8,499

	Nine Months Ended September 30,
	2011	2010
STATEMENT OF CASH FLOW DATA:
Net cash provided by (used in):
Operations	$(1,842)	$(5,589)
Investing	(103)	(579)
Financing	3,214	5,501

	September 30,	December 31,
	2011	2010
BALANCE SHEET DATA:
Cash and cash equivalents	$1,737	$468
Total assets	3,965	3,596
Deferred revenue	786	1,428
Debt (excluding capital leases)	1,000	1,000
Stockholders’ deficit	(314)	(1,970)

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